Exhibit 10.3

Dated the 1st day of February 2025 ANPA FINANCIAL SERVICES GROUP LIMITED AND WONG SZE LOK
CHIEF FINANCIAL OFFICER (CFO) SERVICE AGREEMENT in respect of ANPA FINANCIAL SERVICES GROUP LIMITED

THIS AGREEMENT is made on the 1st day of February 2025

BETWEEN:

1.	ANPA Financial Services Group Limited, a company incorporated with limited liability in Hong Kong whose principal place of business is at Portion 2, 12th floor, The Centre, 99 Queen’s Road Central, Hong Kong (the “Company”); and

2.	Wong Sze Lok of Hong Kong Identity Card No. K131587(0) (the “Executive”). Address: Flat B, 19/F, Yee Mei Court Block 7, South Horizons, Ap Lei Chau, Hong Kong

WHEREBY IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise:

“Articles of Association”	means the articles of association of the Company from time to time;

“Board”	means the board of directors of the Company from time to time;

“Business”	means all the business and affairs carried on from time to time by the Company and/or any member of the Group;

“Group”	means the Company and its subsidiaries from time to time and member of the Group shall be construed accordingly;

“HK$”	means Hong Kong dollars;

“Hong Kong”	means the Hong Kong Special Administrative Region of the Peoples Republic of China;

“month”	means calendar month;

“Retirement Scheme”	means the mandatory provident fund and/or such other retirement scheme adopted by the Group from time to time;

“subsidiary” and “holding company”	have the meanings attributed to them in Section 2 of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

“Termination”	means termination of this Agreement howsoever; and

“Termination Date”	means the date the Termination becomes effective.

1.2	References herein to Clauses are to clauses in this Agreement and references to sub- clauses are to sub-clauses of the Clauses in which they respectively appear.

1.3	Headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

1.4	Unless the context requires otherwise, words importing the singular only shall include the plural and vice versa and words importing natural persons shall include corporations and unincorporated associations and words importing the masculine gender only shall include the feminine gender and the neuter gender and vice versa.

2.	APPOINTMENT

The Company shall employ the Executive and the Executive shall serve the Company as a [Chief Financial Officer (CFO)] of the Company upon the terms and conditions hereinafter appearing and subject to the Articles of Association.

3.	DURATION

The Company shall employ the Executive with effect from the date hereof (the “Effective Date”) for 24 months period commencing from the Effective Date. The employment of the Executive shall be in accordance with Clause 10 of this Agreement.

4.	EXECUTIVE’S DUTIES

4.1	The Executive shall, during the continuance of his employment hereunder:

(a)	serve the Company as a CFO responsible for and, in such capacity, perform the duties and exercise the powers from time to time assigned to or vested in him by the Board;

(b)	in pursuance of his duties hereunder, perform such services for the Group and (without further remuneration unless otherwise agreed) accept such offices in the Group as the Board may from time to time reasonably require and, without limiting the generality of this Clause to act as a CFO of the Company and of such of its subsidiaries as the Board may from time to time require; and he will perform those duties at such place or places in Hong Kong or elsewhere as the Board may from time to time determine;

(c)	comply with and conform to any lawful instructions or directions from time to time given or made by the Board and faithfully and diligently serve the Group and use his best endeavours to promote the business and interests thereof;

(d)	work full time for the Group except in case of incapacity through illness or accident in which case he shall forthwith notify the secretary of the Company of such incapacity and shall furnish to the Board such evidence thereof as it may require;

(e)	keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company or the Group and provide such explanations as the Board may require in connection therewith;

(f)	carry out his duties and exercise his powers jointly and collectively with any other director or executive of any member of the Group as shall from time to time be appointed by the Board and the Board may at any time require the Executive to cease performing or exercising any of his duties or powers under this Agreement;

(g)	ensure that he is fully aware of his legal obligations, and all his obligations under the Articles of Association, and other relevant laws, regulations and requirements, as a CFO of the Company;

(h)	in pursuance of his duties hereunder perform such services of the Group (and without further remuneration unless otherwise agreed) accept such offices in the Group as the relevant Board may from time to time reasonably require and without limiting the generality of this Clause, act as a CFO of any member of the Group, in each case, at the request of the relevant Board;

(i)	the Executive shall perform his duties and exercise his powers under the supervision of another director, executive or adviser of the Company or jointly with any other director or executive as may from time to time be appointed by the Board to act jointly with the Executive; and the Board may, if it is of the opinion that the same is in the best interests of the Group, at any time require the Executive to cease performing or exercising any of his duties or powers under this Agreement, or to perform any duty other than those than being performed by him; and

(j)	the Executive shall work in any place in Hong Kong or any part of the world which the Board may require for the proper performance and exercise of his duties and powers under this Agreement.

4.2	The Company shall, during the Executive’s employment hereunder, at its costs and expenses provide and supply to the Executive such personnel support, office facilities and other assistance (including, without limitation, professional advice) as are reasonably necessary or desirable to enable the Executive to perform and discharge his duties under this Agreement.

5.	OUTSIDE INTERESTS

5.1	Subject to Clause 11, the Executive shall not without the prior written consent of the Board become a CFO of any company outside the Group or be engaged, concerned or interested directly or indirectly any business, trades or offices other than the Business and his office in the Group.

5.2	Any dispute regarding any matter provided for in Clause 5.1 shall be decided by the Board, whose decision shall be final and conclusive as between the parties. The Executive shall furnish to the Company with such information as the Board may require in connection with any such matter.

6.	REMUNERATION AND OTHER BENEFITS

6.1	The remuneration of the Executive shall be a fixed salary at the rate of HK$30,000 per month, payable in arrears on the last business day of each calendar month which may be subject to review annually.

6.2	Where required by the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong), the Executive will be enrolled into the Group’s Mandatory Provident Fund Scheme (the “MPF Scheme”). Contributions will be paid by the Company to the MPF Scheme in respect of the Executive and the Executive will also be required to contribute to the MPF Scheme, such contributions being deducted from the Executive’s salary. The level of the contributions to be paid to the MPF Scheme will be as specified in the Mandatory Provident Fund Schemes Ordinance.

The Company shall pay annual subscriptions and premiums for personal accident insurance for the benefit of the Executive, which coverage shall be on such terms and in such amount as the Board in its absolute discretion shall deem fit.

The Company shall pay or provide to the Executive such additional benefits as the Board shall in its absolute discretion deem appropriate.

6.3	The Executive is entitled to discretionary bonus which is conditional upon one completed year of satisfactory performance and also depends on the Company’s business performance.

7.	EXPENSES

7.1	The Company shall reimburse the Executive for all reasonable expenses properly incurred in the performance of his duties hereunder and the Executive will, if so required, provide the Company with receipts or other evidence to the payment of such expenses.

7.2	The Executive shall abstain from voting and shall not be counted in the quorum in respect of a resolution regarding his remuneration.

8.	DEDUCTIONS

The Company shall be entitled at any time to deduct from the Executive’s remuneration hereunder any monies due from him to the Company including, but not limited to, contribution payable by him under the MPF Scheme, any outstanding loans, advances, the cost of repairing any damage to or loss of the Company’s property caused by him (and of recovering the same) and any other monies owed by him to the Company provided that any such deduction made shall be in compliance with the provisions of the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) in force from time to time.

9.	LEAVE

9.1	The Executive shall be entitled in respect of each year of service with the Company to fourteen (14) working days’ leave (excluding public holidays) with full pay only after having completed twelve months of service. The Executive shall make application for leave after three (3) months of service unless otherwise agreed by the Board, which leave shall be taken at such time or times as may be approved by the Board having regard to the exigencies of the Group’s business provided that:

(a)	if the employment of the Executive hereunder is to cease on the completion of any year of service, the Executive shall be entitled to take his leave immediately prior to the end of such year of service notwithstanding that at that time such year of service shall not have been completed;

(b)	if the employment of the Executive hereunder is to cease (for any reason other than termination pursuant to Clause 10.3) during any year of service, the Executive shall be entitled to an amount of leave proportionate to the part of the year during which he has been employed by the Company.

9.2	The Executive shall be entitled to a maximum of 6 working days per annum as paid sick leave which must be evidenced by a proper medical certificate. At the end of the calendar year, any unclaimed paid sick leave will be written off and cannot be carried forward to next year.

9.3	The Company reserves the right to change the annual vacation schedule for business reasons.

10.	TERMINATION

10.1	The Executive may terminate this Agreement by giving to the Company at least one (1) month’s notice in writing after the 24 months period referred to in Clause 3 of this Agreement. The Company may terminate this Agreement by giving to the Executive at least one (1) month’s notice in writing at any time after the date of this Agreement. The Executive shall compensate the Company in case of a breach of Clause 3 in accordance with the following formula:

Remaining months within

the 24 months period or Subsequent Period x HKD30,000 per month x 1.5

10.2	If the Executive is at any time incapacitated by illness, injury or accident from performing his duties hereunder and (if so required) furnishes the Board with evidence satisfactory to it of such incapacity and the cause thereof he shall be entitled to receive his full salary for the first three (3) months or any shorter period during which such incapacity continues and if he continues to be so incapacitated for more than three (3) consecutive months or if he is so incapacitated at different times for more than sixty (60) days in any one period of fifty-two (52) consecutive weeks then and in either of such cases his employment may be determined by the Company by one month’s notice in writing.

10.3	The Company may determine the Executive’s employment hereunder forthwith without any notice or payment in lieu of notice and upon such determination the Executive shall not be entitled to any bonus or any payment whatsoever (other than salary actually accrued due and payable) for or in respect of the then current year of service or to claim any compensation or damages for or in respect of or by reason of such determination, if the Executive shall at any time:

(i)	commit any serious or persistent breach of any of the provisions herein contained (and to the extent that such breach is capable of remedy shall fail to remedy such breach within fourteen (14) days after written notice given by the Board);

(ii)	be guilty of any act of dishonesty, grave misconduct or wilful neglect in the discharge of his duties hereunder (and to the extent that such breach is capable of remedy shall fail to remedy such breach within fourteen (14) days after written notice is given by the Board);

(iii)	without prejudice to the generality of (ii) above be proven to have carried out any fraudulent activity or fraudulently to have failed to carry out any activity, after the date hereof, whether or not in connection with the affairs of the Group;

(iv)	become bankrupt or make any arrangement or composition with his creditors generally or have a receiving order made against him or suspend payment of his debts or compound with his creditors generally;

(v)	become a lunatic or of unsound mind;

(vi)	become permanently incapacitated by illness or other like causes so as to prevent the Executive from performing his duties and obligations hereunder;

(vii)	absent himself from the meetings of the Board during a continuous period of three (3) months, without special leave of absence shall not during such period have attended in his stead;

(viii)	become prohibited by law from acting as a CFO of the Company or any member of the Group;

(ix)	be prohibited by law from fulfilling his duties hereunder;

(x)	be convicted of any criminal offence (other than traffic offence or an offence which in the reasonable opinion of the Board does not affect his position as a CFO of the Company);

(xi)	be convicted of any offence which in the reasonable opinion of the Board will seriously prejudice the performance of his duties hereunder or be identified as an insider dealer under any statutory enactment or regulations relating to insider dealing in force from time to time;

(xii)	persistently without cause refuse to carry out any reasonable and lawful order given to him by the Board during the term of his employment hereunder or persistently fail to attend to his duties hereunder;

(xiii)	improperly divulge to any unauthorized person any business secret of the Business, organization or clientele of the Company and/or any member of the Group; or

(xiv)	guilty of or commit any serious misconduct which in the reasonable opinion of the Board is in any way detrimental to the interests of the Company or any member of the Group or shall be in breach of any of the terms of this Agreement.

10.4	The employment of the Executive hereunder shall terminate automatically in the event his ceasing to be a CFO of the Company for whatever reason whether by reason of his not being re-elected as a CFO of the Company at any general meeting or by virtue of a resolution passed by the members of the Company in general meeting to remove him as a CFO or otherwise but if such termination shall be caused by any act or omission of either party without the consent of the other, such act or omission shall be deemed to constitute a breach of this Agreement, and such termination shall be without prejudice to any claim for damages in respect of such breach.

10.5	In the event of termination of the Executive’s employment hereunder, the Executive shall not be entitled to claim any other compensation whatsoever from the Company in respect of such termination except where the Board otherwise agrees or as expressly provided for in this Agreement.

10.6	In the event of termination of the Executive’s employment for whatever reason, the Executive shall:

(a)	forthwith resign as a CFO of the Company and (if appropriate) as a CFO of any other members of the Group; and

(b)	transfer without payment to the Company or as the Company may direct any shares or property held by the Executive on behalf of any members of the Group; and

(c)	not at any time thereafter represent himself to be connected with the Group; and

(d)	subject to the provisions of Clause 10.5, shall cease to be entitled to any benefits under this Agreement.

10.7	The Executive hereby irrevocably appoints the Company his lawful attorney in his name and on his behalf, in the event of his failure to do so, to execute all documents under hand or under seal and/or do all things necessary to give effect to his resignation and any transfer referred to in Clause 10.6 or to file such returns or take such other action as may be necessary or desirable under the Companies Law of the Cayman Islands, the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) or other applicable legislation, and a certificate in writing signed by the legal advisor to the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case and any third party shall be entitled to rely on such certificate without further enquiry provided that such resignation or resignations shall be given and accepted on the footing that it is or they are without prejudice to any claims which the Executive may have against any such company or which any such company may have against the Executive arising out of this Agreement or its termination.

10.8	Any delay or forbearance by the Company in exercising any right to terminate this Agreement shall not constitute a waiver of such right.

10.9	If notice is served by either party pursuant to Clause 10.1 above, for up to a maximum of six (6) months, the Company shall not be obliged to provide any work for the Executive or to assign to or vest in the Executive any powers, duties or functions and may in its discretion suspend the Executive on full salary and other contractual benefits save as below and require the Executive:

(a)	not to enter any premises of the Company or any member of the Group; and

(b)	to abstain from contacting any customers, clients, employees or suppliers of the Company or any member of the Group.

11.	EXECUTIVES WARRANTIES AND UNDERTAKINGS

11.1	The Executive represents and warrants that:

(a)	he is not bound by or subject to any court order, agreement (in particular non- competition or non-solicitation clause in his existing contracts), arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties hereunder;

(b)	he has prior to the date of this Agreement, disclosed all his personal interests whether as a shareholder, investor, director, consultant, advisor or otherwise in any undertaking which has any business dealings with a member of the Group or which competes with a member of the Group;

(c)	he has fully disclosed to the Company all circumstances in respect of which there is, or is likely to be, a conflict of interest between the Executive or any member of his family and a member of the Group; and

(d)	he will notify the Company promptly in writing of any change to the information referred to in Clause 11.1 (including any interest arising after the date of this Agreement).

11.2	The Executive shall not either during the continuance of his employment hereunder or at any time thereafter except as authorized or required by the duties herein provided, divulge to any person whomsoever or to any body corporate or unincorporated and shall use his best endeavours to prevent the unauthorized publication or disclosure of any trade secret or any confidential information concerning the business or finances of any member of the Group or any of its dealings, transactions or affairs which may come to his knowledge during or in the course of his employment. Confidential information shall include, without limitation, lists or details of customers, suppliers, information relating to the working or any process or invention carried on or used by the Company or any member of the Group, information relating to research projects, prices, discounts, mark-ups, future business strategy, marketing and price-sensitive information.

11.3	Forthwith upon the termination of the employment of the Executive hereunder, and/or at any other time if the Company shall so request, the Executive shall deliver to the Company all documents in whatever forms and media (including books, records, documents, papers, accounts, correspondence, lists of customers, notes, memoranda, plans, drawings and other documents of whatsoever nature) credit cards, models or samples and other property concerning the business, finances or affairs of any member of the Group which may then be in his possession or control. For the avoidance of doubt, it is hereby declared that the property in all such documents as aforesaid shall at all times be vested in the relevant member of the Group.

11.4	The Executive shall not at any time during the continuance of his employment hereunder or for a period of 6 months thereafter either on his own account or in conjunction with or on behalf of any other person or body corporate or unincorporated in competition with any member of the Group, directly or indirectly, solicit or entice away from any member of the Group any person or body corporate or unincorporated any customer or supplier of any member of the Group whether the Executive had personal contact or dealings during his said employment or otherwise.

11.5	The Executive shall not at any time during the continuance of his employment hereunder or for a period of 6 months thereafter either on his own account or in conjunction with or on behalf of any other person or body corporate or unincorporated directly or indirectly solicit or entice away from any member of the Group or employ or otherwise engage any employee of any member of the Group or employ a consultant of any member of the Group who is likely to be in possession of trade secrets relating to the Group or the Business, whether the Executive had contact with such person during his said employment or otherwise.

11.6	The Executive hereby agrees that the restrictions in this Clause 11 are reasonable and necessary in all the circumstances for the protection of the business and interests of the Group and do not work harshly upon him.

11.7	While the restrictions contained in this Clause 11 are considered by the parties hereto to be reasonable in all the circumstances it is recognized that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the Group but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

11.8	The Executive shall, during the continuance of his employment hereunder, not demand or accept or permit any member of his family to demand or accept from third parties any gifts, benefits or advantages offered or given to the Executive or a member of his family by reason of his employment with the Company.

12.	MISCELLANEOUS

12.1	This Agreement shall be in substitution for any subsisting agreement or arrangement (oral or otherwise) made between the Company or any other member of the Group and the Executive which shall be deemed to have been terminated by mutual consent as from the date on which this Agreement commences.

12.2	The Executive hereby acknowledges that he has no claim of any kind against any company in the Group and without prejudice to the generality of the foregoing he further acknowledges that he has no claim for damages against any company in the Group for the termination of any previous service agreements, arrangements or undertakings for the sole purpose of entering into this Agreement.

12.3	The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as in accordance with their terms that are expressed, expressly or by implication, to operate or have effect thereafter.

12.4	In the event of any variation of the remuneration payable to the Executive hereunder being made by consent of the parties hereto such variation shall not constitute a new agreement but (subject to any express agreement to the contrary) the employment of the Executive hereunder shall continue subject in all respects to terms and conditions of this Agreement with such variation as aforesaid.

12.5	Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by seven (7) days prior written notice specified to the other party):

To the Company:	Address :	Portion 2, 12th floor, The Centre, 99 Queen’s Road Central, Hong Kong

To the Executive:	Address :	Flat B, 19/F, Yee Mei Court Block 7, South Horizons, Ap Lei Chau, Hong Kong

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, by post, two business days after the date of posting, or by recorded delivery, when actually delivered to the relevant address; and (b) if given or made by fax, when despatched.

12.6	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

12.7	This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in connection herewith.

12.8	Subject to Clause 12.9 below, the Executive’s personal data may be used, held and/or stored (by whatever means) for (i) promotion and marketing of the Company; (ii) making disclosure required by laws, rules and regulations; (iii) facilitating task distribution within the Company; (iv) compiling statistical information and employee profiles; (v) establishing benefit entitlements; and (vi) any incidental purposes relating to the above, and any other purpose which the Executive may from time to time agree.

12.9	Data held by the Company relating to the Executive will generally be kept confidential but the Company may make all enquiries as we consider necessary to confirm the accuracy of the personal data. In particular, the Company may disclose, obtain, transfer (whether within or outside Hong Kong) the Executive’s personal data to, from or with (i) any regulatory or government bodies; (ii) any other persons or institutions in connection with the Company’s business, insurers, clients and potential investors; and (iii) any other person to which the Company considers such as disclosure, obtaining or transfer to be necessary or desirable for the purposes set out above.

IN WITNESS WHEREOF this Agreement has executed on the day and year first above written.

ANPA FINANCIAL SERVICES GROUP LIMITED

By:	/s/ Tsz Keung, CHAN
Name:	Tsz Keung, CHAN
Title:	Chief Executive Officer

Sze Lok, Wong

By:	/s/ Sze Lok, WONG
Name:	Sze Lok, Wong